Exhibit 99.1

NEWS RELEASE

CONTACT:

Kim P. Boswood	1780 South Bellaire Street	Listed: AMEX
Investor Relations (ext. 118)	Suite 100	Trading Symbol: AMV
kim@amvproperties.com	Denver, CO 80222	www.amvproperties.com
Phone: (303) 297-1800
Fax: (303) 296-7353

AMERIVEST ANNOUNCES PERFORMANCE AND OPERATING RESULTS FOR
THIRD QUARTER 2004

DENVER, CO (November 4, 2004) — AmeriVest Properties Inc. (AMEX: AMV) reported results today for the quarter ended September 30, 2004.  Funds from operations (FFO) for the third quarter of 2004 were $2,351,462 or $0.10 per diluted share, compared with $1,667,595, or $0.10 per diluted share, for the same period in 2003.  The Company reported a net loss for the quarter of $1,301,894, or $0.05 per share, compared with a loss of $23,468, or $0.00 per share, for the prior year period.  For the nine months ended September 30, 2004, FFO totaled $7,025,823, or $0.32 per diluted share, and net loss was $2,224,493, or $0.10 per share, compared with FFO of $3,810,914, or $0.27 per diluted share and net loss of $728,555, or $0.05 per share, for the same period in 2003.  The reported results for the nine months ended September  30, 2003 include a reduction for impairment charges of $1,465,932 related to the Company’s investment in certain non-core properties in Texas.  See the Summary Financial Information for a reconciliation of FFO and FFO per share from net loss and loss per share, the most directly comparable GAAP measures.

                Revenues for the third quarter of 2004 increased 66% over the prior year period primarily due to the Company’s continued growth.  Third  quarter 2004 includes the results of operations from the late-2003 acquisitions (Financial Plaza, Scottsdale Norte and Greenhill Park), the 2004 Camelback Lakes and Hackberry View acquisitions for a full quarter and the September 2004 Parkway Centre III acquisition in Dallas for a partial quarter.

                Property operating expenses increased by 72% from 2003 to 2004 because of these post-September 2003 transactions as well as increases in property taxes, utility costs and administrative expense from the addition of regional operating teams in the Phoenix, Dallas and Denver markets in late 2003 and early 2004.  General and administrative expenses for the third quarter increased by approximately $328,000 over the third quarter expense for 2003.  Of this amount, approximately $166,000 related to accounting and consulting fees primarily related to the Company’s efforts in Sarbanes-Oxley compliance and the associated independent auditors’ review.  The Company’s current best estimate for additional fourth quarter 2004 costs for these same requirements are in excess of $200,000.  The remainder of the increase in overall general and administrative costs from third quarter 2003 to 2004 consists of additional personnel to support the Company’s growth and administrative requirements.

                “Our third quarter results were below our expectations,” according to Charles Knight, AmeriVest’s President and Chief Operating Officer.  “As detailed in the Company’s occupancy release, both same-store and portfolio occupancies improved over the prior quarter.  The Company experienced a lag during the third quarter, however, between expiring leases and new leases commencing, most of which were signed and included in occupancy for previous quarters.  This caused lower than anticipated revenue in the current quarter.  We also anticipated the closing of several acquisitions earlier in the quarter.  Less than a full month of results from Parkway Centre III was included in the quarter.  The Company continues to closely monitor its controllable expenses and focus its efforts on retention, leasing and marketing efforts to improve future results.”

Third  Quarter Highlights and Subsequent Events

•                  In August, the Company completed the $21 million refinancing of its Camelback Lakes property in Phoenix, Arizona.  The loan bears interest at a fixed rate of 5.82% through 2014.

•                  In September, the Company acquired the Parkway Centre III property, a 152,637 square foot office building in the Las Colinas submarket of Dallas, Texas.

•                  In September, the Board of Directors declared a quarterly dividend of $0.13 per common share, which was paid on October 15, 2004, representing our 33rd consecutive quarterly dividend.

•                  In October, the Company announced that Key Bank had assumed and amended its unsecured credit facility, increasing the immediate availability from $30 million to $40 million, extending the maturity to 2007 and modifying other terms.

•                  In October, the Company purchased the fee interest in the land underlying its Greenhill Park office building in Addison, Texas for $14.5 million.

Supplemental Operating and Financial Information

The Supplemental Operating and Financial Information for the third quarter of 2004 is available online at the Company’s website, www.amvproperties.com by clicking the Investor Relations link and then the Supplemental Information link.

Conference Call Information

                The Company will hold an investor/analyst conference call on November 4, 2004, beginning at 9:00 am MST (11:00 am EST, 10:00 am CST and 8:00 am PST) to discuss its third quarter financial results.  To participate in the conference call, please dial (800) 548-8725 approximately ten minutes before the scheduled start of the call.  If you are calling from outside North America, please call (706) 634-5929.

An audio replay will be available two hours after the completion of the conference call until November 13, 2004 by calling (800) 642-1687 or for participants outside North America, please call (706) 645-9291 and enter conference ID# 8772028.  A live web cast of the conference call will be available at www.amvproperties.com.  You must have Windows Media Player installed on your computer in order to listen to the web cast, which may be downloaded for free at the website listed above.

Company Information

AmeriVest Properties Inc., with its principal office in Denver, Colorado, provides Smart Space for Small BusinessSM in Denver, Phoenix, Dallas, and Indianapolis through the acquisition, repositioning and operation of multi-tenant office buildings in those markets.  To receive AmeriVest’s latest news and information, visit our website at www.amvproperties.com.

In addition to historical information, this press release contains forward-looking statements and information under the federal securities laws.  These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management’s beliefs and assumptions made by management.  While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control.  As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release.  In particular, the factors that could cause actual operating results to differ materially include, without limitation, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest’s 2003 Annual Report on Form 10-KSB and from time to time in the Company’s filings with the Securities and Exchange Commission.

AMERIVEST PROPERTIES INC.
Summary Financial Information
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Selected Income Statement Information:
Real Estate Operating Revenue
Rental revenue	$11,435,128	$6,895,235	$32,431,672	$20,124,585

Real Estate Operating Expenses
Property operating expenses-
Operating expenses	3,381,971	1,929,966	9,293,204	5,139,566
Real estate taxes	1,393,953	832,051	4,109,575	2,346,828
Management fees	17,496	17,756	52,246	84,930
General and administrative expenses	1,105,901	777,579	3,022,715	2,357,432
Ground rent expense	160,542	—	482,225	—
Interest expense	3,069,512	1,809,933	8,622,861	5,316,903
Depreciation and amortization expense	3,740,880	1,636,449	9,963,605	4,378,968
Impairment of investment in real estate	—	—	—	1,465,932
Total operating expenses	12,870,255	7 ,003,734	35,546,431	21,090,559

Loss From Continuing Operations	(1,435,127)	(108,499)	(3,114,759)	(965,974)

Other Income/(Loss)
Interest income	29,139	43,434	55,395	61,187
Equity in loss of affiliate	—	(14,537)	(18,076)	(38,451)
Minority interest	104,094	—	165,212	—
Total other income/(loss)	133,233	28,897	202,531	22,736

Loss Before Discontinued Operations	(1,301,894)	(79,602)	(2,912,228)	(943,238)

Discontinued Operations	—	56,134	687,735	214,683

Net Loss	$(1,301,894)	$(23,468)	$(2,224,493)	$(728,555)

Loss Per Share
Basic	$(0.05)	$0.00	$(0. 10)	$(0.05)
Diluted	$(0.05)	$0.00	$(0.10)	$(0.05)

Weighted Average Common Shares Outstanding
Basic	23,934,094	17,356,751	21,807,943	13,777,395
Diluted	23,934,094	17,356,751	21,807,943	13,777,395

Funds From Operations:
Net loss	$(1,301,894)	$(23,468)	$(2,224,493)	$(728,555)
Depreciation and amortization expense	3,631,475	1,669,462	9,755,044	4,477,601
Share of depreciation of affiliate	21,881	21,601	69,548	61,868
Gain on sale	—	—	(574,276)	—
Funds From Operations	$2,351,462	$1.667,595	$7,025,823	$3,810,914

Funds From Operations Per Share
Basic	$0.10	$0.10	$0.32	$0.28
Diluted	$0.10	$0.10	$0.32	$0.27

Weighted Average Common Shares Outstanding
Basic	23,934,094	17,356,751	21,807,943	13,777,395
Diluted	24,050,124	17,459,294	21,926,986	13,874,019

Funds from operations (FFO) is a non-GAAP financial measure.  We believe FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT) in the October 1999 White Paper (amended in April 2002), to be an appropriate measure of performance for an equity REIT, for the reasons, and subject to the qualifications, specified in the paragraph entitled “Non-GAAP Financial Measures” below.  The above summary financial information table reflects the reconciliation of FFO from net income or (loss) and a comparison to earnings or (loss) per share, the most directly comparable GAAP measure, for the periods presented.

AMERIVEST PROPERTIES INC.
Summary Financial Information (continued)
(unaudited)

	September 30,	December 31,
	2004	2003
Selected Balance Sheet Information:
Assets at cost	$340,049,650	$252,634,487
Less: accumulated depreciation and amortization	(22,283,364)	(12,134,025)
Total assets	$317,766,286	$240,500,462

Total mortgage loans and notes payable	$202,312,186	$159,533,710

Total stockholders’ equity	$100,021,613	$70,104,407

Common shares issued and outstanding	23,948,056	17,401,309

Selected Property Information:
Number of operating properties owned	29	30
Total rentable square feet	2,628,044	2,222,079
Occupancy	86.2%	84.2%

Selected Stock Information:
Common share price (as of period end)	$6.68	$7.18

Equity market capitalization	$159,973,014	$124,941,399

Common share annualized dividends	$0.52	$0.52

Common share annualized dividend yield (as of period end)	7.8%	7.2%

Non-GAAP Financial Measures.  Funds from operations (FFO) is a non-GAAP financial measure.  FFO is defined as net income or loss, computed in accordance with generally accepted accounting principles (GAAP), excluding gains or losses from sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  We believe that FFO is helpful to investors as a measure of the performance of an equity REIT because, it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time.  Since real estate values have historically risen or fallen with market conditions, we believe that FFO provides a more meaningful and accurate indication of our performance.  We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do.  FFO does not represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income or loss (determined in accordance with GAAP) as an indication of our financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.  FFO may include funds that may not be available for our management’s discretionary use due to requirements to conserve funds for capital expenditures, debt repayments, property acquisitions and other commitments and uncertainties.